Exhibit 99.1

Shattuck Labs Reports Third Quarter 2020 Financial Results and Recent Business Highlights

– Initiated Phase 1 clinical trial for lead wholly owned CD47 checkpoint inhibitor, SL-172154 (SIRPα-Fc-CD40L), for the treatment of ovarian cancer –

– Completed initial public offering in October 2020 raising approximately $232.3 million in gross proceeds and extending cash runway through 2024 –

AUSTIN, TX & DURHAM, NC – November 13, 2020 – Shattuck Labs, Inc. (Shattuck) (NASDAQ: STTK), a clinical-stage biotechnology company pioneering the development of bi-functional fusion proteins as a new class of biologic medicine for the treatment of patients with cancer and autoimmune disease, today reported financial results for the third quarter ended September 30, 2020 and provided recent business highlights.

“Shattuck has pioneered the development of bi-functional fusion proteins, and it is a testament to our team to be running multiple clinical trials in just four years from our founding,” said Taylor Schreiber, M.D., Ph.D., and Chief Executive Officer of Shattuck. “This has been a transformative year for Shattuck, and our additional clinical trials and support from a base of world-class investors was enabled by the clinical progress we have made to date. Shattuck now has the balance sheet and vast pipeline to support years of continued growth and execution, to aggressively develop SL-172154 as a differentiated asset in the CD47 field and to continue delivering on our partnership with Takeda Pharmaceuticals on SL-279252.”

Recent Business Highlights

•Initiated Enrollment of Phase 1 Clinical Trial of SL-172154: In August 2020, Shattuck announced the initiation of a Phase 1 clinical trial for its lead wholly owned asset SL-172154, the second clinical program to advance from its proprietary Agonist Redirected Checkpoint (ARC) platform. SL-172154 is a bi-functional fusion protein that simultaneously blocks the CD47/SIRPα checkpoint and activates the tumor necrosis factor (TNF) costimulatory receptor CD40. The Phase 1 trial will initially evaluate the safety, tolerability, and anti-tumor effects of SL-172154 in patients with ovarian cancer. Initial Phase 1 dose escalation data from the trial are expected in the second half of 2021.

•Continued Enrollment of Phase 1 Clinical Trial of SL-279252: The Company is continuing to enroll patients in its Phase 1 clinical trial evaluating SL-279252, a bi-functional fusion protein that simultaneously inhibits the PD-1/PD-L1 interaction and stimulates the OX40 receptor pathway in immune cells. The Phase 1 trial is an open label, multi-center, dose escalation, and dose expansion study to evaluate the safety, tolerability, PK, anti-tumor activity, and pharmacodynamics effects of SL-279252 in patients with advanced solid tumors or lymphomas. SL-279252 is currently being developed in collaboration with Takeda Pharmaceuticals. Phase 1 dose escalation data from the trial are expected in the second half of 2021.

•Completed Initial Public Offering (IPO): In October 2020, Shattuck completed an upsized IPO of common stock at $17.00 per share, raising gross proceeds of approximately $232.3 million, before deducting underwriting discounts, commissions, and estimated offering costs.

•Presented at TIGIT Therapies Summit: In October 2020, Taylor Schreiber, M.D. Ph.D., Chief Executive Officer of Shattuck, presented at the TIGIT Therapies Summit on exploring the novel method of modulating T cell function using TIGIT inhibition and presenting initial preclinical data of SL-9258 (TIGIT-Fc-LIGHT), a bi-functional fusion protein that simultaneously blocks the TIGIT/PVR checkpoint and activates the TNF costimulatory receptor known as LIGHT.

•Advanced GADLEN Platform: The Company continues to advance its deep preclinical pipeline, including a second proprietary platform, the Gamma Delta T Cell Engager (GADLEN™) platform. In November 2020, Shattuck presented an update on the progress of the GADLEN platform at the Society for Immunotherapy of Cancer (SITC) Meeting.

•Appointed New Director: In July 2020, Helen M. Boudreau was appointed to Shattuck’s Board of Directors and currently serves as the Audit Committee chair and a member of the Compensation Committee. Ms. Boudreau brings over 30 years of corporate and financial expertise in the life sciences and healthcare industries.

Third Quarter 2020 Financial Results

•Cash and Investments: As of September 30, 2020, cash, cash equivalents, and short-term investments were $134.9 million, which does not include total net proceeds of approximately $213.5 million from the Company’s IPO completed in October 2020.

•Research and Development (R&D) Expenses: R&D expenses were $11.8 million for the third quarter of 2020, as compared to $7.9 million for the third quarter of 2019.

•General and Administrative (G&A) Expenses: G&A expenses were $2.5 million for the third quarter of 2020, as compared to $1.4 million for the third quarter of 2019.

•Net Loss: Net loss was $11.8 million for the third quarter of 2020, or $1.54 per basic and diluted share, as compared to a net loss of $7.3 million for the third quarter of 2019, or $0.96 per basic and diluted share.

Financial Guidance

The Company believes its cash, cash equivalents, and short-term investments, together with the net proceeds of its successful IPO on The Nasdaq Global Select Market will be sufficient to fund its anticipated operations through 2024, which is beyond results from its Phase 1 clinical trials of SL-172154 and SL-279252. This cash runway guidance is based on the Company’s current operational plans and excludes any additional funding that may be received or business development activities that may be undertaken.

About Shattuck Labs, Inc.

Shattuck is a clinical-stage biotechnology company pioneering the development of bi-functional fusion proteins as a new class of biologic medicine for the treatment of patients with cancer and autoimmune disease. Compounds derived from Shattuck’s proprietary Agonist Redirected Checkpoint, ARC®, platform simultaneously inhibit checkpoint molecules and activate costimulatory molecules within a single therapeutic. The company’s lead wholly owned program, SL-172154 (SIRPα-Fc-CD40L), which is designed to block the CD47 immune checkpoint and simultaneously agonize the CD40 pathway, is being evaluated in a Phase 1 trial. A second compound, SL-279252 (PD1-Fc-OX40L), is being evaluated in a Phase 1 trial in collaboration with Takeda Pharmaceuticals. Additionally, the company is advancing a proprietary Gamma Delta T Cell Engager, GADLEN™, platform which is designed to bridge gamma delta T cells to tumor antigens for the treatment of patients with cancer. Shattuck has offices in both Durham, North Carolina and Austin, Texas. For more information, please visit: www.ShattuckLabs.com.

Forward-Looking Statements
Certain statements in this press release may constitute “forward-looking statements” within the meaning of the federal securities laws, including, but not limited to, our expectations regarding plans for our preclinical studies, clinical trials and research and development programs, the anticipated timing of the results from those studies and trials, and expectations regarding the time period over which our capital resources will be sufficient to fund our anticipated operations. Words such as “may,” “might,” “will,” “objective,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “design,” “estimate,” “predict,” “potential,” “develop,” “plan” or the negative of these terms, and similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While we believe these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties (including, without limitation, those set forth in our filings with the U.S. Securities and Exchange Commission (the “SEC”)), many of which are beyond our control and subject to change. Actual results could be materially different. Risks and uncertainties include: the recent and ongoing COVID-19 pandemic and associated shelter-in-place orders; expectations regarding the initiation, progress, and expected results of our preclinical studies, clinical trials and research and development programs; expectations regarding the timing, completion and outcome of our Phase 1 clinical trials; the unpredictable relationship between preclinical study results and clinical study results; the timing or likelihood of regulatory filings and approvals; liquidity and capital resources; and other risks and uncertainties identified in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, to be filed on November 13, 2020 with the SEC. We claim the protection of the Safe Harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements. We expressly disclaim any obligation to update or alter any statements whether as a result of new information, future events or otherwise, except as required by law.

Investor Contact:
Conor Richardson
Director of Finance
Shattuck Labs, Inc.
InvestorRelations@shattucklabs.com

Media Contact:
Stephanie Ascher
Managing Director
Stern Investor Relations, Inc.
Stephanie.Ascher@sternir.com

PART I. - FINANCIAL INFORMATION
Item 1.         Financial Statements
SHATTUCK LABS, INC.
CONDENSED BALANCE SHEETS
(Unaudited)
(In thousands, except share and per share amounts)

	September 30, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$128,600	$7,013
Short-term investments	6,339	32,074
Prepaid expenses and other current assets	7,315	3,355
Total current assets	142,254	42,442
Property and equipment, net	2,515	2,437
Other assets	89	90
Total assets	$144,858	$44,969

Liabilities, redeemable convertible preferred stock and stockholders’ deficit
Current liabilities:
Accounts payable	$1,350	$3,051
Accrued expenses	6,518	4,039
Deferred revenue – related party	8,613	12,894
Total current liabilities	16,481	19,984
Deferred revenue – related party net of current portion	19,722	9,571
Deferred rent	911	898
Total liabilities	37,114	30,453

Series A redeemable convertible preferred stock	49,064	49,064
Series B redeemable convertible preferred stock	34,427	—
Series B-1 redeemable convertible preferred stock	82,613	—
Stockholders' deficit:
Common stock	1	1
Additional paid-in capital	1,730	887
Accumulated other comprehensive income (loss)	(10)	54
Accumulated deficit	(60,081)	(35,490)
Total stockholders’ deficit	(58,360)	(34,548)
Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$144,858	$44,969

SHATTUCK LABS, INC.
CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Unaudited)
(In thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Collaboration revenue – related party	$2,435	$1,784	$8,592	$7,066
Operating expenses:
Research and development	11,804	7,945	27,696	20,447
General and administrative	2,470	1,366	5,816	4,062
Expense from operations	14,274	9,311	33,512	24,509
Loss from operations	(11,839)	(7,527)	(24,920)	(17,443)

Other income (expense):
Interest income	86	279	474	902
Other	(76)	(31)	(145)	(72)
Total other income	10	248	329	830
Net loss	$(11,829)	$(7,279)	$(24,591)	$(16,613)
Unrealized gain (loss) on short-term investments	(28)	10	(64)	119
Comprehensive loss	$(11,857)	$(7,269)	$(24,655)	$(16,494)

Net loss per share – basic and diluted	$(1.54)	$(0.96)	$(3.21)	$(2.20)
Weighted-average ordinary shares used in computing net loss per share attributable to ordinary shareholders—basic and diluted	7,700,371	7,572,746	7,656,077	7,543,831